Exhibit 10.9

TERMINATION AGREEMENT

This Agreement, entered into August 24, 2006 is between Xethanol Corporation, a Delaware corporation (the "Company") and Christopher d’Arnaud-Taylor ("Employee").

WHEREAS, prior to the date of this Agreement, Employee was an employee of the Company and served as its Chairman, President and Chief Executive Officer of the Company;

WHEREAS, effective as of the date of this Agreement, the Company and Employee have terminated Employee's employment by the Company and his positions as Chairman, President and Chief Executive Officer of the Company . The Company and Employee wish to resolve all claims between them. By this Agreement the parties set out the terms and ongoing obligations of the parties with respect to termination of Employee’s employment with the Company.

The parties agree as follows:

1.  Termination of Employment:

a.  Termination as Employee. The parties agree that Employee's employment with the Company terminated on August 22, 2006 (the “Termination Date”).

b.  Termination as Officer. The parties agree that Employee's positions as President, Chairman and Chief Executive Officer of the Company terminated on the Termination Date.

c.  Service as Director. Employee shall continue to serve his current term as a Director of the Company and, as such, shall receive such compensation as the Company may pay to its independent Directors.

d.  Payment Obligations. In the event that Employee materially breaches this Agreement, then the Company shall, in addition to any other remedies the Company might have, be relieved of its obligation to pay any of the payments due under this Agreement. In such event, payments made prior to the termination of Employee’s employment with the Company shall be deemed adequate consideration for Employee's obligations hereunder.

2.  Settlement and Release:

a.  Employee Release. Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him whether denominated as claims, demands, causes or action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the American with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect: (1) any claims which are based on releasees' willful acts, gross negligence or dishonesty; (2) any claims for benefits which have vested or shall vest on or before the date of this Agreement under any of the Company's benefit plans (other than its Employee Incentive Compensation Plan); (3) any claims for indemnification for acts of Employee which have occurred or may occur as an officer or employee of the Company; or (4) any claims which may arise after the execution of this Agreement. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releases, and will not counsel or assist in the prosecution of claims against the releases, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

b.  Company Release. The Company hereby irrevocably and unconditionally releases and discharges Employee and his heirs, successors, and assigns (separately and collectively, "releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present officers, directors, agents, employees, successors, and assigns have or may have against releasees and any and all liability which releasees may have to it, whether denominated as claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated; provided, however, that this release does not affect any claims which are based on releasees' willful acts, gross negligence or dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against Employee which is released hereby.

3.  Payments and Other Compensation: In the event that Employee complies in all respects with the terms of this Agreement, the Company will pay to Employee the amounts and provide Employee with the other consideration set forth in this Section 3:

a.  Salary Continuation. The Company shall continue to pay Employee his salary and maintain in effect his benefits that were in effect as of the Termination Date, through September 30, 2006.

b.  Lump Sum Payment. On the three month anniversary of the Termination Date, the Company will pay the employee the sum of One Hundred thousand Dollars ($100,000.00)

c.  February Stock Options. On February 28, 2006, the Company granted the Employee an option (:the “February Options”) to purchase 250,000 shares of the $0.001 par value common stock (“Common Stock”) of the Company, at a purchase price of $5.56 per share (the “February Options”). Pursuant to the standard terms and conditions upon which stock options are granted to its employees by the Company, the portion of such stock options that are “Qualified Stock Options” within the meaning of Section 422 of the Internal Revenue code of 1986, as amended, would ordinarily terminate if not exercised on or before 30 days after the Termination Date and the (the “non-qualified stock options”) balance would ordinarily terminate as of 90 days after the Termination Date. Employee represents that as of the date of this Agreement he has not exercised any of the February Options. In the event that Employee complies in all respects with the terms of this Agreement, one-half of the February options shall be treated as non-qualified stock options having a term extending until the third anniversary of the date of the Termination Date on the same terms and conditions as were heretofore in effect, after which date they shall expire if not exercised. The balance of the February Options shall be deemed to have terminated as of the Termination Date.

d.  June Stock Options. On June 12, 2006, the Company granted the Employee an option to purchase 450,000 shares of Common Stock at a purchase price of $8.37 per share (the “June Options”). Those options were not Qualified Stock Options. Pursuant to the standard terms and conditions upon which stock options are granted to its employees by the Company, such stock options would ordinarily terminate 90 days after the Termination Date. Employee represents that as of the date of this Agreement he has not exercised any of the June Options. In the event that Employee complies in all respects with the terms of this Agreement, the term of one-half of the June options shall be extended until the third anniversary of the Termination Date on the same terms and conditions as were heretofore in effect, after which date they shall expire The balance of the June Options shall be deemed to have terminated as of the Termination Date.

e.  Complete Compensation. Employee acknowledges that, except for compensation that may be due him at his standard rate of compensation for periods prior to the Termination Date, his right to obtain insurance at his own expense pursuant to the provisions of Paragraph 4 and the compensation and stock options provided for in this Section 3, he has no right to any form of compensation, bonus, stock option, stock award or other compensation of any form or nature from the Company, and that such unpaid compensation and the payments and stock options provided for in this section 4 are in full satisfaction of all obligations of the Company to him.

4.  Expenses. The Company shall promptly reimburse the Consultant for all appropriately documented, reasonable business expenses heretofore incurred by the Employee in the performance of his duties as an employee of the Company

5.  Employee Benefits: After September 30, 2006, Employee shall be entitled to continue his coverage, if any, under the Company's group medical and dental plans to the extent provided in, and subject to his satisfaction of the requirements of, the Company's standard Health Care Continuation Notice. If Employee chooses to extend any such benefits through COBRA, Employee will be responsible for completing all required forms and applications and for the payment of all premiums with respect to such policies of insurance.

6.  Cooperation; Pending and Future Litigation:

a.  Cooperation. Commencing on the Termination Date, and for a period ending three (3) months after the Termination Date, Employee shall render such advisory and consulting services to the Company as it may reasonably request, in order that an orderly transfer of his duties and responsibilities to other personnel of the Company, now existing or hereafter hired. Without limiting the foregoing Employee shall promptly; (but in any event within five (5) business days) deliver to the Company’s principal offices all papers, records and other materials, whether in written, printed, digital or other form, that relate to the Company’s business, including all copies thereof in his possession or under his control. This shall be a continuing obligation that shall survive the expiration of the three (e) month consulting period provided for in this Section 6(a). The Company will maintain such papers, records and other materials in a secure location and will provide Employee access to or copies thereof (subject to the confidentiality provisions of Section 6(b)) to the extent necessary in connection with the evaluation or defense of any claim made against Employee that relates to his employment or other involvement with the Company.
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b.  Nondisclosure. Employee shall not, directly or indirectly, disclose to anyone outside of the Company any Proprietary Information or use any Proprietary Information other than pursuant to my employment by and for the benefit of the Company. The term “Proprietary Information” means any and all trade secrets and any and all data or information owned by the Company or used by the Company in its business, whether or not generally known outside the Company, regardless of whether it was prepared or developed by or for the Company, received by the Company from any outside source or developed for a customer or business partner of the Company. Without limiting the scope of this definition, Proprietary Information includes all business plans of the Company; all financial information relating to the Company; all lists of or information relating to suppliers to the Company; and any other record or information relating to the present or future business, product or services of the Company or offered or proposed to be offered by the Company to its customers.

c.  Pending Litigation: Employee agrees to participate in any litigation currently active that is brought by or against the Company, by giving advice, participating in discovery, and giving deposition and trial testimony as may be reasonably necessary, as well as participation in other activities related to such lawsuit.

d.  Future Litigation: During his employment and thereafter, Employee also agrees to participate in any future litigation arising out of events that occurred during the period of his employment with the Company by giving advice, participating in discovery, and giving deposition and trial testimony as may be reasonably necessary, as well as participation in other activities related to such litigation.

e.  Pending and Future Litigation: If Employee is required to participate in either pending or future litigation, the Company agrees to reimburse Employee for all out of pocket expenses reasonably incurred in connection therewith. The Company will attempt to schedule said participation with the employee's schedule and other commitments in mind. If Employee is required to devote more than three (3) days in any calendar month to the satisfaction of his obligations under subsections 6(c) and 6(d), then the Company shall pay Employee at a per diem rate of $2000 for each additional full or partial day in excess of 3 days so devoted by him.

7.  Non-Solicitation:

a.  Covenant. Employee covenants and agrees that during the period ending one (1) year after the Termination Date, he will not, directly or indirectly, hire, solicit, or encourage then-current Company employees to apply for employment with any person or entity: with which Employee is (or intends to be) employed; (b) in which Employee or a firm in which he is employed, has a financial interest or is engaged as a consultant, recruiter, independent contractor or otherwise; or (c) in which Employee is otherwise substantially financially interested. Employee further covenants and agrees that he will not provide to any other person or entity the names of or references (other than a reference requested by the Company) on any person who is then employed by the Company.

b.  Blue Pencil Clause. Employee and the Company agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law.

8.  Non-Disparagement: Employee covenants and agrees that after his termination and through the second anniversary of the Termination Date, he will not, except as specifically required by law or court process, to satisfy any fiduciary obligations he may have as a result of his employment by or directorship of the Company, to defend himself against claims arising from his employment or directorship of the Company, or as specifically consented to in writing by the Company: (i) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including without limitation any communication concerning information that he acquired while he was employed by the Company and that concerns or relates to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to the public (regardless of whether the communication of such information is intended to have or cause that result or that result is within his control); or (ii) provide to any person (other than his attorney or accountant) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Agreement or to the terms and conditions hereof or the parties' performance hereunder. The parties agree that the term "information" as used in this Section 8 shall have the broadest possible meaning and shall include matters that are not considered confidential or proprietary and that constitute beliefs, views and opinions as well as facts.

9.  Resignation and Execution of Documents: Employee will tender his resignation as Chairman, President, Chief Executive Officer of the Company and in all capacities with respect to any subsidiary or affiliate of the Company effective as of the Termination Date, and agrees to execute the letter of resignation in such form as the Company may reasonably request. Employee agrees to cooperate with the execution of any documents required to complete resignation formalities. Employee further agrees to cooperate with the Company to complete such documentation as is reasonably necessary to effect his termination from the Company.

10.  Continuing Obligations Regarding Stock Trading: Employee will be deemed a Corporate Officer for purposes of any restrictions on trading in the Company's securities through the Termination Date. He acknowledges that he is in possession of certain material non-public information concerning the Company, its business and its financial affairs, and agrees not to purchase or sell any of the Company’s securities, or to advise any other person to do so, until the filing of the Company’s next report on form 10-QSB with the Securities and Exchange Commission or, if earlier, on the date on which he is advised in writing by counsel to the Company that any information that he possesses by reason of his employment by and his service and an officer to the Company is either obsolete, public or otherwise immaterial, which advice shall be given promptly after Employee’s request..

11.  Effect on Other Agreements and Plans: Except to the extent inconsistent herewith or as expressly provided herein, and except for changes resulting from the termination of Employee's employment with the Company, this Agreement shall have no effect upon the parties' respective rights and obligations under any proprietary rights agreement between the Employee and the Company..

12.  Entire Agreement; Amendment: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge was sought.

13.  Execution of Counterparts: To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each part, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that all such signatures appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

14.  Limitation on Benefit: It is the explicit intention of the parties hereto that no person or entity other than the parties hereto shall be entitled to bring any action or to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

15.  Binding Effect: This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

16.  Severability: If any part of any provision of this Agreement shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

17.  Governing Law: This Agreement and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee and Employee's termination shall be governed by federal law of the United States of America and the internal laws of the State of New York, irrespective of the choice of law rules of any state or other jurisdiction.

18.  Ambiguities: The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full opportunity to negotiate its terms, and therefore, waive all applicable rules of construction that any provision of this Agreement should be construed against its drafter and agree that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

19.  Acknowledgements.

a.  Employee acknowledges that he has been given 21 days by the Company to consider this Agreement. He understands that he may revoke this Agreement for a period of seven (7) days after signing it by delivering written notice of my revocation to the Company and that the Agreement does not become effective or enforceable until the expiration of such seven (7) day revocation period.

b.  Employee represents that he has read the above Agreement, and is voluntarily signing this Agreement after having been advised to seek his own legal counsel, without threat or coercion, with full knowledge and understanding of its contents, and without promise of benefit, except as expressly recited in this Agreement.

IN WITHESS WHEREOF, the parties have each executed this agreement as of the date first set forth above.

Employee:

/s/ Christopher d’Arnaud-Taylor
Christopher d’Arnaud-Taylor

Company:

Xethanol Corporation

By:	/s/ Louis Bernstein
Louis Bernstein, Acting Chief Executive Officer